Exhibit 99.1

Tronox Reports Fourth Quarter 2015 Financial Results

Fourth Quarter Highlights:

●	Tronox revenue of $535 million and adjusted EBITDA of $60 million
●	TiO2 and Alkali operating segments generated adjusted EBITDA of $74 million and free cash flow of $147 million
●	TiO2 segment adjusted EBITDA of $36 million and free cash flow of $114 million
●	Alkali segment adjusted EBITDA of $38 million and free cash flow of $33 million
●	Fairbreeze mine began operations ahead of schedule in fourth quarter; mine will produce feedstock for KZN Sands operations and zircon and rutile co-products
●	2015 Operational Excellence targets exceeded with $90 million of cash from cost reductions (after costs to achieve) and $98 million of cash from working capital reductions
●	Cash of $229 million and Liquidity of $530 million as of December 31, 2015
●	Board declared quarterly dividend of $0.25 per share payable on March 17, 2016 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on March 4, 2016
●	Board announced dividend policy change with intent to reset quarterly dividend payment to $0.045 per share beginning in the next quarter

STAMFORD, Conn., (February 23, 2016) – Tronox Limited (NYSE:TROX) today reported fourth quarter 2015 revenue of $535 million compared to $400 million in the fourth quarter 2014 and $575 million in the third quarter 2015.  Adjusted EBITDA was $60 million compared to $81 million in the year-ago quarter and $81 million in the third quarter.  Adjusted net loss attributable to Tronox Limited in the quarter was $76 million, or $0.66 per diluted share, versus an adjusted net loss of $23 million, or $0.20 per diluted share, in the prior-year quarter and an adjusted net loss of $53 million, or $0.46 per diluted share, in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “We continued to work aggressively on our previously announced cash generation initiatives and were successful in exceeding our targets.  TiO2 and Alkali delivered free cash flow of $147 million to the company in the fourth quarter, with $114 million coming from TiO2 and $33 million from Alkali.  For the full-year 2015, we delivered $90 million from cost reductions (after costs to achieve), exceeding our target of $60 million by 50 percent, plus an additional $98 million of cash from working capital reductions, exceeding our target of $85 million.  We remain confident in our ability to deliver more than $600 million of aggregate cash over the period 2015-2017.

1 | Page

“This performance is particularly noteworthy, in our view, because it was accomplished despite the headwind of continued selling price declines in pigment products.  TiO2 market conditions remained challenging in the fourth quarter.  Compared to the year-ago quarter, pigment sales volumes were up 7 percent but average selling prices were 22 percent lower (and 5 percent lower than the third quarter).  Feedstock volumes were mixed and selling prices declined.  We continue to believe pigment selling prices are at unsustainably low levels.  In December, we announced a price increase that we continue to push in all markets and regions.”

Casey continued: “Our Alkali business is a strong complement to our TiO2 business.  In the fourth quarter, Alkali generated $38 million of adjusted EBITDA and delivered free cash flow of $33 million.  In the three quarters of 2015 after consolidation, Alkali generated adjusted EBITDA of $129 million and delivered free cash flow of $127 million to the company.  Given Alkali’s sustaining structural cost advantage, it continues to operate in a sold-out mode.”

Casey concluded: “Our cash generation performance in the quarter further strengthened our balance sheet.  We closed the quarter with $229 million of cash on hand, an increase of $84 million from the third quarter.  As we begin 2016, our Board has decided to alter our dividend policy.  Specifically, given our strong cash position, we will pay $0.25 per share for the fourth quarter 2015.  Thereafter, our Board announced its intent to pay a quarterly dividend of $0.045 per share, or $0.18 per share annually.  This will provide investors with a higher-than-market yield and free up approximately $100 million per year in cash.”

Fourth Quarter 2015

Tronox TiO2

TiO2 segment revenue of $336 million was 16 percent lower than $400 million in the prior-year quarter, primarily the result of lower pigment selling prices.  Sales of pigment products declined 16 percent compared to the year-ago quarter, as a 7 percent sales volume increase and favorable geographic mix was more than offset by 22 percent lower average selling prices (20 percent on a local currency basis).  Pigment products sales volume gains were realized in North America and EMEA while Asia-Pacific sales volumes were modestly lower.  Sales of titanium feedstocks and co-products declined 13 percent versus the year-ago quarter.  Lower sales of co-products pig iron, rutile prime and zircon were partially offset by higher CP slag and ilmenite sales (no sales were made of either product in the year-ago quarter).  Selling prices for CP titanium slag, zircon and rutile prime were lower than the year-ago quarter.

2 | Page

Compared sequentially to the third quarter, fourth quarter TiO2 segment revenue of $336 million was 12 percent lower than $380 million, reflecting normal seasonally lighter sales volumes and lower selling prices for pigment products.  Pigment products revenue declined 10 percent, as sales volumes declined 5 percent and average selling prices declined 5 percent (5 percent on a local currency basis).  Sales volumes in the Americas, EMEA and Latin America were modestly lower while sales volumes in Asia-Pacific were level to the prior quarter.  Selling prices were 4-6 percent lower in North America, EMEA and Asia-Pacific.  Finished pigment products inventory continued on its downward trend and ended the year slightly below normal seasonal levels.  Sales of titanium feedstocks and co-products, including zircon and rutile products, were 10 percent lower than the third quarter as sales volumes were level and average selling prices declined 10 percent.  Zircon, rutile prime and ilmenite sales volumes increased modestly while CP titanium slag sales were lower.  Selling prices for CP titanium slag, zircon and rutile prime were lower than the prior quarter.

TiO2 segment adjusted EBITDA of $36 million in the quarter compared to $107 million in the year-ago quarter and $58 million in the prior quarter.  TiO2 segment operating loss was $65 million compared to operating income of $17 million in the year-ago quarter and an operating loss of $26 million in the prior quarter.  With cash provided by operating activities of $151 million, less capital expenditures of $37 million, TiO2 delivered free cash flow of $114 million in the fourth quarter.

Capital expenditures in TiO2 of $37 million in the fourth quarter included $15 million related to the Fairbreeze mine project.  Fairbreeze began operations ahead of schedule in the fourth quarter and will produce feedstock to supply the slag furnaces at our KZN Sands operations and provide zircon and rutile co-products.  At project commencement, total capital expenditures for the Fairbreeze mine were estimated to be approximately $225 million.  Approximately $164 million has been spent from commencement through the end of 2015 with approximately $50 million planned to be spent in 2016 for project completion.  We expect to complete Fairbreeze under budget and ahead of schedule.  Fairbreeze is expected to be a net positive contributor to 2016 EBITDA from the sale of zircon and rutile co-products coupled with efficiency gains expected to be realized in downstream smelting and pigment operations from the mine’s high quality ilmenite feedstock.

3 | Page

Tronox Alkali

Alkali segment revenue of $199 million was 3 percent lower than pro forma revenue of $206 million in the year-ago quarter, as selling prices increased 1 percent and sales volumes declined 4 percent.  Given its sustaining structural cost advantage, Alkali remains in a sold-out mode.  With sold-out conditions in both periods, the sales volume decline was the result of lower production in the quarter compared to record production in the year-ago quarter.  Compared sequentially to the third quarter, Alkali revenue increased 2 percent, as sales volumes increased 6 percent, led by higher export sales volumes, partially offset by 4 percent lower selling prices.

Alkali adjusted EBITDA of $38 million in the fourth quarter compares to pro forma adjusted EBITDA of $45 million in the prior-year quarter due to higher plant spending, higher royalty payments and higher distribution costs.  Compared sequentially, adjusted EBITDA declined from $41 million in the third quarter, as higher sales volumes were more than offset by lower export selling prices and higher royalty costs.  Alkali segment operating income of $23 million compares to pro forma operating income of $31 million in the year-ago quarter and $21 million in the prior quarter.  Capital expenditures in the fourth quarter were $13 million.  With cash provided by operating activities of $46 million, less capital expenditures of $13 million, Alkali delivered cash of $33 million in the fourth quarter.

Corporate

Corporate adjusted EBITDA was ($14) million in the fourth quarter versus pro forma adjusted EBITDA of ($26) million in the year-ago quarter and adjusted EBITDA of ($18) million in the prior quarter.  Corporate income from operations was $4 million in the quarter, resulting from a change in segment allocation that was booked in the fourth quarter, compared to a pro forma loss from operations of $22 million in the prior-year quarter and a loss from operations of $16 million in the third quarter.

4 | Page

Consolidated

Selling, general and administrative expenses in the fourth quarter were $46 million, compared to $54 million in the prior-year quarter and $55 million in the third quarter.  Interest and debt expense of $45 million increased from $32 million in the year-ago quarter primarily due to a higher debt level related to the Alkali acquisition that closed in the second quarter of 2015.  On December 31, 2015, gross consolidated debt was $3,121 million, and debt, net of cash, was $2,892 million.  Liquidity was $530 million including cash on the balance sheet of $229 million as of December 31, 2015.  Capital expenditures were $50 million and depreciation, depletion and amortization was $72 million.

Full Year 2015

For the full-year 2015, revenue was $2,112 million compared to revenue of $1,737 million in 2014.  Adjusted EBITDA was $272 million compared to adjusted EBITDA of $353 million in prior year.  The adjusted net loss attributable to Tronox Limited was $261 million, or $2.26 per diluted share, versus a net loss of $75 million, or $0.66 per diluted share, in the prior year.

Tronox TiO2

TiO2 segment revenue of $1,510 million was 13 percent lower than $1,737 million in the prior year, primarily the result of lower selling prices for pigment products.  Sales of pigment products declined 17 percent compared to the prior-year, as sales volumes increased 1 percent and average selling prices declined 18 percent (14 percent on a local currency basis).  Sales of titanium feedstocks and co-products, including zircon and rutile products, declined 4 percent versus prior year.  Higher CP titanium slag sales were more than offset by lower sales of co-product pig iron and modestly lower zircon sales.

TiO2 segment adjusted EBITDA in 2015 was $269 million, excluding a net increase of $54 million of non-cash lower of cost or market (LCM) charges, compared to $440 million in the prior year.  TiO2 segment operating loss of $123 million compares to operating income of $78 million in the prior year, also primarily driven by lower pigment products selling prices.  Capital expenditures in TiO2 for the year were $164 million including $82 million related to the Fairbreeze mine project.

5 | Page

Tronox Alkali

Alkali segment pro forma revenue of $797 million increased 2 percent compared to pro forma revenue of $783 million in 2014.  Selling prices increased 4 percent while sales volumes were 2 percent lower.  Selling prices increased in both domestic and export markets which more than offset lower sales volumes due to lower production.  Alkali segment pro forma adjusted EBITDA of $164 million increased from pro forma adjusted EBITDA of $158 million in 2014.  Alkali pro forma operating income of $91 million increased from pro forma operating income of $67 million in the prior year.  Capital expenditures were $33 million compared to $46 million in the prior year.

Corporate

Corporate adjusted EBITDA was ($72) million compared to adjusted EBITDA of ($84) million in the prior year.  Corporate loss from operations was $64 million, down from a loss from operations of $78 million in the prior year.

Consolidated

Selling, general and administrative expenses for the year were $217 million, compared to $192 million in the prior year, primarily the result of consolidating the Alkali acquisition.  Interest and debt expense of $176 million increased from $133 million in the prior year primarily due to a higher debt level related to the Alkali acquisition that closed in the second quarter of 2015.  On December 31, 2015, gross consolidated debt was $3,121 million, and debt, net of cash, was $2,892 million.  As of December 31, 2015, liquidity was $530 million including cash on the balance sheet of $229 million.  Capital expenditures for the year were $191 million compared to $187 million in the prior year.  Depreciation, depletion and amortization was $294 million compared to $295 million in the prior year.

6 | Page

Fourth Quarter 2015 Webcast Conference Call

Wednesday, February 24, 2016, at 10:00 a.m. EST (New York).  The live call is open to the public via Internet broadcast and telephone

Internet Broadcast:  http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 32827062

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: Available via the Internet and telephone beginning on Wednesday, February 24, 2016 at 1:00 p.m. EST (New York), until Monday, February 29, 2016 at 1:00 p.m. EST (New York)

Internet Replay: www.tronox.com
Dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: 32827062

Upcoming Conferences

During the first and second quarters 2016 a member of management is scheduled to present at the following conferences:

●	Alembic Global Advisors Chemical Conference, Deer Valley, UT, February 25-26, 2016

●	B. Riley & Co. Annual Investor Conference, Hollywood, CA, May 25, 2016

Accompanying conference materials will be available at http://investor.tronox.com

7 | Page

About Tronox

Tronox Limited operates two vertically integrated mining and inorganic chemical businesses. Tronox TiO2 mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Tronox Alkali mines trona ore and manufactures natural soda ash, sodium bicarbonate, caustic soda, and other compounds which are used in the production of glass, detergents, baked goods, animal nutrition supplements, pharmaceuticals, and other essential products.  For more information, visit www.tronox.com

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the six months ended June 30, 2015.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

8 | Page

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA and adjusted net loss attributable to Tronox.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies.  The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

●	Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;
●	Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;
●	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

9 | Page

●	Assist investors to assess the company's compliance with financial covenants under its debt instruments;
●	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and
●	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

Media Contact: Bud Grebey
Direct: +1.203.705.3721

Investor Contact: Brennen Arndt
Direct: +1.203.705.3722

10 | Page

TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014

Net sales	$535	$400	$2,112	$1,737
Cost of goods sold	513	346	1,992	1,530

Gross profit	22	54	120	207
Selling, general and administrative expenses	(46)	(54)	(217)	(192)
Restructuring expense	(14)	(5)	(21)	(15)

Income (loss) from operations	(38)	(5)	(118)	-
Interest and debt expense, net	(45)	(32)	(176)	(133)
Net loss on liquidation of non-operating subsidiaries	-	-	-	(35)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	6	15	28	27

Loss before income taxes	(77)	(22)	(266)	(149)
Income tax provision	(12)	(253)	(41)	(268)

Net loss	(89)	(275)	(307)	(417)
Net income attributable to noncontrolling interest	1	1	11	10

Net loss attributable to Tronox Limited	$(90)	$(276)	$(318)	$(427)

Loss per share, basic and diluted	$(0.78)	$(2.40)	$(2.75)	$(3.74)

Weighted average shares outstanding, basic and diluted (in thousands)	115,673	115,036	115,566	114,281

Other Operating Data:
Capital expenditures	$50	$81	$191	$187
Depreciation, depletion and amortization expense	$72	$70	$294	$295

TRONOX LIMITED
SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014

Net sales	$535	$400	$2,112	$1,737
Cost of goods sold	513	346	1,983	1,530

Gross profit	22	54	129	207
Selling, general and administrative expenses	(46)	(51)	(198)	(189)

Adjusted income (loss) from operations	(24)	3	(69)	18
Interest and debt expense, net	(45)	(32)	(168)	(133)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	6	6	28	18

Adjusted loss before income taxes	(63)	(23)	(209)	(105)
Income tax benefit (provision)	(12)	2	(41)	41
Adjusted net loss	(75)	(21)	(250)	(64)
Net income attributable to noncontrolling interest	1	2	11	11

Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)*	$(76)	$(23)	$(261)	$(75)

Basic adjusted loss per share, attributable to Tronox Limited	$(0.66)	$(0.20)	$(2.26)	$(0.66)

Diluted adjusted loss per share,attributable to Tronox Limited	$(0.66)	$(0.20)	$(2.26)	$(0.66)

Weighted average shares outstanding, basic (in thousands)	115,673	115,036	115,566	114,281

Weighted average shares outstanding, diluted (in thousands)	115,673	115,036	115,566	114,281

* We believe that the non-U.S. GAAP financial measure “Adjusted net income (loss) attributable to Tronox Limited” and its presentation on a per share basis provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisition of the Alkali business, restructuring expense, net loss on liquidation on non-operating subsidiaries and certain tax related adjustments. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED  (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014

Net loss attributable to Tronox Limited (U.S. GAAP)	$(90)	$(276)	$(318)	$(427)

Acquisition related expense (a)	-	-	36	-
Restructuring expense (b)	14	5	21	15
Net loss on liquidation of non-operating subsidiaries (c)	-	-	-	35
Tax valuation allowance in The Netherlands (d)	-	255	-	311
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items (e)	-	(1)	-	(3)
Contract settlements, net (f)	-	3	-	3
Pension and postretirement benefit curtailment gains (g)	-	(9)	-	(9)

Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)	$(76)	$(23)	$(261)	$(75)

Diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.78)	(2.40)	$(2.75)	$(3.74)

Acquisition related expense, per diluted share	-	-	0.31	-
Restructuring expense, per diluted share	0.12	0.04	0.18	0.13
Net loss on liquidation of non-operating subsidiaries, per diluted share	-	-	-	0.31
Tax valuation allowance in The Netherlands	-	2.22	-	2.72
Tax and noncontrolling impact of restructuring, liquidation of non-operating subsidiaries and acquisition related items, per diluted share	-	(0.01)	-	(0.03)
Contract settlements, net	-	0.03	-	0.03
Pension and postretirement benefit curtailment gains	-	(0.08)	-	(0.08)

Diluted adjusted loss per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.66)	$(0.20)	$(2.26)	$(0.66)

Weighted average shares outstanding, diluted (in thousands)	115,673	115,036	115,566	114,281

(a)	One-time non-operating items and the effect of acquisitions.

(b)	Represents severance costs associated with the shutdown of our sodium chlorate plant and other global TiO2 restructuring efforts.

(c)	Represents the liquidation of non-operating subsidiaries, Tronox Pigments International GmbH in 2014.

(d)	Represents an adjustment to account for a full valuation allowance for Netherlands deferred tax assets, which include a $42 million provision and a $14 million reversal of 2014 tax benefits.

(e)	Represents the tax and noncontrolling impact on items references in notes (a) and (b)

(f)	Represents various contract settlements, net of related expenses.

(g)	Represents pension curtailment in the Netherlands and a postretirement benefit curtailment in the United States.

TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014

Sales

TiO2 segment	$336	$400	$1,510	$1,737
Alkali segment	199	-	602	-

Net sales	$535	$400	$2,112	$1,737

Income (loss) from operations

TiO2 segment	$(65)	$17	$(123)	$78
Alkali segment	23	-	69	-
Corporate	4	(22)	(64)	(78)

Income (loss) from operations	(38)	(5)	(118)	-
Interest and debt expense, net	(45)	(32)	(176)	(133)
Net loss on liquidation of non-operating subsidiaries	-	-	-	(35)
Loss on extinguishment of debt	-	-	-	(8)
Other income, net	6	15	28	27

Loss before income taxes	(77)	(22)	(266)	(149)
Income tax provision	(12)	(253)	(41)	(268)

Net loss	(89)	(275)	(307)	(417)
Net income attributable to noncontrolling interest	1	1	11	10

Net loss attributable to Tronox Limited	$(90)	$(276)	$(318)	$(427)

 TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

ASSETS	December 31, 2015	December 31 2014
Current Assets
Cash and cash equivalents	$229	$1,276
Restricted cash	5	3
Accounts receivable, net of allowance for doubtful accounts	391	277
Inventories, net	630	770
Prepaid and other assets	46	42
Deferred tax assets	-	13

Total current assets	1,301	2,381

Noncurrent Assets
Property, plant and equipment, net	1,843	1,227
Mineral leaseholds, net	1,604	1,058
Intangible assets, net	244	272
Inventories, net	12	57
Long-term deferred tax assets	-	9
Other long-term assets	68	61

Total assets	$5,072	$5,065

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$159	$160
Accrued liabilities	180	147
Short-term debt	150	-
Long-term debt due within one year	16	18
Income taxes payable	43	32
Deferred tax liabilities	-	9

Total current liabilities	548	366

Noncurrent Liabilities
Long-term debt	2,955	2,375
Pension and postretirement healthcare benefits	141	172
Asset retirement obligations	77	85
Long-term deferred tax liabilities	143	204
Other long-term liabilities	98	75

Total liabilities	3,962	3,277

Shareholders’ Equity

Tronox Limited Class A ordinary shares, par value $0.01 — 65,443,363 shares issued and 64,521,851 shares outstanding at December 31, 2015 and 65,152,145 shares issued and 63,968,616 shares outstanding at December 31, 2014	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at December 31, 2015 and December 31, 2014.	-	-
Capital in excess of par value	1,500	1,476
Retained earnings	93	529
Accumulated other comprehensive loss	(596)	(396)

Total shareholders' equity	998	1,610
Noncontrolling interest	112	178

Total equity	1,110	1,788

Total liabilities and equity	$5,072	$5,065

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,

	2015	2014

Cash Flows from Operating Activities:
Net loss	$(307)	$(417)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	294	295
Deferred income taxes	-	237
Share-based compensation expense	22	20
Amortization of deferred debt issuance costs and discount on debt	11	10
Pension and postretirement healthcare benefit (income) expense	5	(3)
Net loss on liquidation of non-operating subsidiaries	-	35
Loss on extinguishment of debt	-	8
Amortization of fair value inventory step-up	9	-
Other noncash items affecting net loss	-	3
Contributions to employee pension and postretirement plans	(17)	(18)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	20	23
(Increase) decrease in inventories	157	(101)
(Increase) decrease in prepaid and other assets	18	9
Increase (decrease) in accounts payable and accrued liabilities	(12)	22
Increase (decrease) in income taxes payable	20	20
Other, net	(4)	(2)

Cash provided by operating activities	216	141

Cash Flows from Investing Activities:
Capital expenditures	(191)	(187)
Proceeds from the sale of assets	1	-
Acquisition of business	(1,650)	-

Cash used in investing activities	(1,840)	(187)

Cash Flows from Financing Activities:
Repayments of debt	(18)	(20)
Proceeds from debt	750	-
Debt issuance costs	(15)	(2)
Dividends paid	(117)	(116)
Proceeds from the exercise of warrants and options	3	6

Cash provided by (used in) financing activities	603	(132)

Effects of exchange rate changes on cash and cash equivalents	(26)	(21)

Net decrease in cash and cash equivalents	(1,047)	(199)
Cash and cash equivalents at beginning of period	1,276	1,475

Cash and cash equivalents at end of period	$229	$1,276

TRONOX LIMITED
CONDENSED STATEMENT OF FREE CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31, 2015				Year Ended December 31, 2015

	TiO2	Alkali	Corporate	Consolidated	TiO2	Alkali	Corporate	Consolidated

Operating income (loss)	$(65)	$23	$4	$(38)	$(123)	$69	$(64)	$(118)
Depreciation, depletion and amortization expense	57	14	1	72	246	42	6	294
Other	44	1	(19)	26	92	18	(14)	96
Adjusted EBITDA	$36	$38	$(14)	$60	$215	$129	$(72)	$272

Adjusted EBITDA	$36	$38	$(14)	$60	$215	$129	$(72)	$272
Interest paid, net of capitalized interest and interest income	-	-	(15)	(15)	-	-	(145)	(145)
Income tax provision	-	-	(12)	(12)	-	-	(41)	(41)
Alkali transaction costs	-	-	-	-	-	-	(29)	(29)
Contributions to employee pension and postretirement plans	(1)	-	-	(1)	(15)	(2)	-	(17)
Deferred income taxes	-	-	4	4	-	-	-	-
Other	(14)	-	(14)	(28)	(20)	-	(3)	(23)

Changes in assets and liabilities
(Increase) decrease in accounts receivable	46	10	-	56	11	9	-	20
(Increase) decrease in inventories	62	5	-	67	155	2	-	157
(Increase) decrease in prepaid and other assets	7	6	1	14	6	15	(3)	18
Increase (decrease) in accounts payable and accrued liabilities	15	(13)	21	23	8	-	(20)	(12)
Increase (decrease) in income taxes payable	-	-	8	8	-	-	20	20
Other, net	-	-	(5)	(5)	-	-	(4)	(4)
Subtotal	130	8	25	163	180	26	(7)	199

Cash provided by (used in) operating activities	151	46	(26)	171	360	153	(297)	216

Capital expenditures	37	13	-	50	164	26	1	191

Free cash flow	$114	$33	$(26)	$121	$196	$127	$(298)	$25

TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(89)	$(275)	$(307)	$(417)

Interest and debt expense, net	45	32	176	133
Interest income	(2)	(3)	(7)	(13)
Income tax provision	12	253	41	268
Depreciation, depletion and amortization expense	72	70	294	295

EBITDA	38	77	197	266

Amortization of inventory step-up from purchase accounting	-	-	9	-
Adjustment of transfer tax due to 2012 acquisition	-	-	(11)	-
Alkali transaction costs (a)	-	-	29	-
Share-based compensation	5	5	22	22
Restructuring expense	14	5	21	15
Net loss on liquidation of non-operating subsidiaries	-	-	-	35
Loss on extinguishment of debt	-	-	-	8
Pension and postretirement benefit curtailment gains	-	(9)	-	(9)
Foreign currency remeasurement	(5)	(4)	(21)	(4)
Other items (b)	8	7	26	20

Adjusted EBITDA	$60	$81	$272	$353

Adjusted EBITDA by Segment

Tio2 segment	$36	$107	$215	$437
Alkali segment	38	-	129	-
Corporate	(14)	(26)	(72)	(84)

	$60	$81	$272	$353

(a)	Transaction costs consist of costs associated with the acquisition of the Alkali business, including banking fees, legal and professional fees.

(b)	Includes noncash pension and postretirement costs, severance expense, and other items.